Exhibit 3.1

STATE of DELAWARE
CERTIFICATE of INCORPORATION
A STOCK CORPORATION
(WITH DIRECTORS LIABILITY)

1.	The name of this corporation shall be LF GEORGE HOLDINGS INC

2.
Its registered office in the State of Delaware is located at 108 W 13TH STREET  In the City of WILMINGTON, County of NEW CASTLE, Zip Code 19801 and its Registered Agent at such address is BUSINESS FILINGS INCORPORATED

3.	The purpose or purposes of the corporation shall be: See Attached

4.	The total number of shares and par value of stock which the corporation shall be authorized to issue is: TWENTY FIVE MILLION (25,000,000) SHARES OF COMMON STOCK WITH A PAR VALUE OF $0.01 PER SHARE

5.	The powers, preferences and rights and the qualifications, limitations or restrictions thereof shall be determined by the board of directors.

6.	The name and address of the incorporator is as follows:
DOUGLAS K DARLING
         760 MARKET STREET, SUITE 304, SAN FRANCISCO, CA 94102

7.	The Board of Directors shall have the power to adopt, amend or repeal by by-laws.

8.
No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Eighth shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has executed signed and acknowledged this certificate of incorporation this 18TH day of March, 2011.

By: /s/ Douglas K. Darling
                        (Incorporator)
NAME: DOUGLAS K DARLING